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                                                                     EXHIBIT 2.3


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                     PARTNERSHIP INTEREST PURCHASE AGREEMENT

                          DATED AS OF FEBRUARY 5, 1999

                                  BY AND AMONG

                            THE TRIZETTO GROUP, INC.,

                      THE TRIZETTO ACQUISITION GROUP, LLC,

                            HEALTHWEB SYSTEMS, LTD.,

                        HEALTHWEB GENERAL PARTNER, INC.,

                                 JEFFREY COHEN

                                      AND

                                  DAVID SMITH

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                     PARTNERSHIP INTEREST PURCHASE AGREEMENT

        THIS PARTNERSHIP PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of February 5, 1999, by and among The TriZetto Group, Inc., a Delaware corporation ("TriZetto"), TriZetto Acquisition Group, LLC, a Delaware limited liability company and wholly-owned subsidiary of TriZetto ("TAG"), HealthWeb Systems, Ltd., a Texas limited partnership ("HealthWeb"), HealthWeb General Partner, Inc., a Texas corporation ("HWGP"), Jeffrey Cohen ("Cohen") and David S. Smith ("Smith") (collectively, HWGP, Cohen and Smith shall be referred to as the "HealthWeb Partners").

                                    RECITALS

        WHEREAS, HWGP owns a one percent (1%) general partnership interest in HealthWeb and Cohen and Smith own an thirteen and one-half percent (13.5%) and three percent (3%) limited partnership interest in HealthWeb, respectively;

        WHEREAS, Creative Business Solutions, Inc., a Texas corporation ("CBS") owns a eighty-seven and one-half percent (87.5%) limited partnership interest in HealthWeb;

        WHEREAS, all of the issued and outstanding stock of CBS is being acquired concurrently herewith by TriZetto pursuant to a Stock Purchase Agreement entered into by and among CBS, TriZetto, Dennis Cannelis, Lawrence Holbrook and Kevin Clark (the "Stock Purchase Agreement");

        WHEREAS, as a condition to the Stock Purchase Agreement, TriZetto and its affiliates are to acquire all of the issued and outstanding partnership interests of HealthWeb; and

        WHEREAS, TriZetto and TAG desire to acquire, and the HealthWeb Partners desire to sell, all of their respective partnership interests in HealthWeb.


                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                         PURCHASE AND SALE OF INTERESTS

        1.1.    THE PURCHASE AND SALE OF INTERESTS.

                (a) Upon the terms and subject to the conditions set forth in this Agreement, TriZetto and TAG agree to purchase from the HealthWeb Partners, and the HealthWeb Partners agree to sell, assign, transfer, convey and deliver to TriZetto and TAG at the Closing (as defined in Section 1.2), their partnership interests in HealthWeb (the "Interests").

                (b) In consideration for the sale of the Interests, TriZetto and TAG shall cumulatively pay to the HealthWeb Partners on the Closing Date the following consideration (the "Purchase Price"): (i) $40,488.31 in cash without interest, (ii) 83,000 shares of Common Stock of TriZetto (the "TriZetto Common Stock"), and (iii) a Promissory Note for $9,924.00 in substantially the form attached hereto as Exhibit A, less the expenses payable by the HealthWeb Partners pursuant to Section 7.3 below, unless



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otherwise paid by the HealthWeb Partners on or prior to the Closing Date.
Notwithstanding the foregoing, fractional shares of TriZetto Common Stock that would be issuable to any holder of HealthWeb Interests shall be treated in accordance with Section 1.3.

        1.2. CLOSING. The delivery of the Interests and payment of the Purchase Price (the "Closing") shall take place at the offices of Stradling Yocca Carlson & Rauth at 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, on February 5, 1999, or such other date and time as shall be mutually agreed upon by TriZetto and HealthWeb, but in no event later than February 28, 1999 (the "Closing Date").

        1.3. EXCHANGE OF INTERESTS FOR PURCHASE PRICE. At the Closing, (a) the HealthWeb Partners shall deliver the Interests in form for transfer to TriZetto and TAG; (b) HealthWeb shall deliver the minute book, partnership records and any other records relating to the Interests of HealthWeb; and (c) TriZetto shall deliver to the HealthWeb Partners payment of the Purchase Price subject to the deposit of Escrow Shares (defined below in Section 1.4) in accordance with Section 1.4. No fractional shares of TriZetto Common Stock shall be issued, and each holder of HealthWeb Interests who would otherwise be entitled to receive a fraction of a share of TriZetto Common Stock (after aggregating all fractional shares of TriZetto Common Stock to be received by such holder), shall receive from TriZetto a whole number of shares rounded up or down to the nearest whole share, with .5 being rounded up.

        1.4. ESCROW SHARES AND ESCROW AGREEMENT. Pursuant to an Escrow Agreement to be entered into on or before the Closing in substantially the form of Exhibit B (the "Escrow Agreement"), among TriZetto, the Escrow Agent and the HealthWeb Partners (as those terms are defined herein or in the Escrow Agreement), TriZetto will withhold, pro rata, from the Purchase Price that would otherwise be delivered to holders of HealthWeb Interests, twenty percent (20%) of the shares of TriZetto Common Stock issued in the transaction (the "Escrow Shares"). TriZetto will deposit in an escrow pursuant to the Escrow Agreement stock certificates representing the Escrow Shares and related stock powers (the "Escrow"). The Escrow Shares and such stock powers, any other property with respect thereto delivered to the Escrow Agent as provided in the Escrow Agreement, and the Promissory Notes which shall have a right of offset will be held as collateral to secure the indemnification obligations of the HealthWeb Partners under Article V hereof in accordance with the Escrow Agreement and the Promissory Notes.

        1.5     EXCHANGE OF INTERESTS AND PAYMENT OF CONSIDERATION.

                (a) TRIZETTO EXCHANGE PROCEDURES. At the Closing, upon surrender of the Interests for transfer to TriZetto and TAG, each HealthWeb Partner shall receive in exchange therefor the consideration set forth on
Schedule II. Upon delivery of the above mentioned consideration, the HealthWeb Interests shall be transferred to TriZetto and TAG.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF HEALTHWEB
                           AND THE HEALTHWEB PARTNERS

        HealthWeb and the HealthWeb Partners, jointly and severally, represent and warrant to TriZetto and TAG that, except as set forth in the HealthWeb Disclosure Schedule:

        2.1. LIMITED PARTNERSHIP EXISTENCE AND POWER. HealthWeb is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, and has all limited partnership powers and authority and all material governmental licenses, authorizations, consents and



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approvals required to carry on its business as now conducted. HealthWeb is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on HealthWeb. HealthWeb has heretofore delivered to TriZetto and TAG true and complete copies of HealthWeb's Agreement of Limited Partnership of HealthWeb, dated as of August 1, 1997, as amended by First Amendment to Agreement of Limited Partnership of HealthWeb, dated as of September 7, 1998, and all of the exhibits thereto (as so amended, the "Partnership Agreement"). The Partnership Agreement has not been further amended or modified except as contemplated by this Agreement.

        2.2. CORPORATE POWER AND AUTHORITY. HWGP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, and has all corporate powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. HWGP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on HWGP. HWGP has heretofore delivered to TriZetto and TAG true and complete copies of HWGP's Certificate of Incorporation and Bylaws as currently in effect.

        2.3.    AUTHORIZATION OF HWGP, HEALTHWEB AND HEALTHWEB PARTNERS.

                (a) HWGP has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by HWGP, and is a legal, valid and binding obligation of HWGP enforceable against HWGP in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                (b) This Agreement and the transactions contemplated hereby have been approved by the HWGP shareholders pursuant to the General Corporation Law of the State of Texas.

                (c) This Agreement has been duly executed and delivered by each of Cohen and Smith and is a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                (d) HealthWeb has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement is a legal, valid and binding obligation of each of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        2.3. NON-CONTRAVENTION. The execution, delivery and performance by HealthWeb, HWGP and the HealthWeb Partners of this Agreement and the consummation by HealthWeb, HWGP and the HealthWeb Partners of the transactions contemplated hereby do not and will not (i) contravene or conflict with HealthWeb's Certificate of Limited Partnership or the Partnership Agreement,
(ii) contravene or conflict with the Certificate of Incorporation or Bylaws of HWGP, (iii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to HealthWeb, HWGP or any of the HealthWeb Partners, (iv) constitute a default under or give rise to a right of



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termination, cancellation or acceleration of any right or obligation of
HealthWeb or HWGP or to a loss of any benefit to which HealthWeb or HWGP is entitled under any provision of any agreement, contract or other instrument binding upon HealthWeb or HWGP or any license, franchise, permit or other similar authorization held by HealthWeb or HWGP, or (v) result in the creation or imposition of any Lien on any asset of HealthWeb or HWGP, except, in the case of clauses (iii) through (v) above, as would not, individually or in the aggregate, have a Material Adverse Effect on HealthWeb or HWGP.

        2.4. COMPLIANCE WITH LAW AND OTHER INSTRUMENTS. HealthWeb holds all material licenses, permits and authorizations necessary for the lawful conduct of its business as now being conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its respective operations, and there are no violations or, to the knowledge of the HealthWeb Partners, claimed violations by HealthWeb of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation.

        2.5. LIMITED PARTNERSHIP STRUCTURE. Section 2.5 of the HealthWeb Disclosure Schedule contains a true and complete description of the ownership of HealthWeb. Other than as contemplated in this Agreement, there are no outstanding options or other arrangements to purchase Interests in HealthWeb. There are no outstanding obligations of HealthWeb or HWGP to repurchase, redeem or otherwise acquire any Interests. There are no outstanding bonds, debentures, notes or other indebtedness of HealthWeb or HWGP having the right to vote (or convertible into or exercisable for Interests) on any matters on which Interests may vote.

        2.6 SUBSIDIARY. HealthWeb has no subsidiaries as of the date of this Agreement.

        2.7. HEALTHWEB FINANCIAL STATEMENTS. HealthWeb has delivered to TriZetto and TAG its unaudited balance sheet as of December 31, 1997 and December 31, 1998 (the "HealthWeb Balance Sheet") and its unaudited income statement for the twelve months ended December 31, 1997 and for the twelve months ended December 31, 1998 (collectively, the "HealthWeb Financial Statements"). The HealthWeb Financial Statements present fairly, in all material respects, the financial condition and results of operations of HealthWeb as of the dates and for the periods indicated therein, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis, subject to normal year-end audit adjustments (other than reserves for contingent liabilities, all of which are reflected in the HealthWeb Financial Statements), none of which are material.

        2.8. ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement or otherwise disclosed on Section 2.8 of the HealthWeb Disclosure Schedule, since the date of HealthWeb Balance Sheet, HealthWeb has conducted its business in all material respects in the ordinary course consistent with past practice and there has not been:

                (a) any event, occurrence or development of a state of circumstances or facts which has had a Material Adverse Effect on HealthWeb (other than effects arising from or relating to conditions, including, without limitation, economic or political developments, applicable generally to the industry); or

                (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of HealthWeb, or any repurchase, redemption or other acquisition by HealthWeb or any such Subsidiary, except for any acquisition pursuant to employee compensation or other such plans of HealthWeb;

                (c) any amendment of any term of any outstanding security of HealthWeb;



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                (d)     any incurrence, assumption or guarantee by HealthWeb of
any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practice;

                (e) any creation or assumption by HealthWeb of any Lien on any material asset other than in the ordinary course of business consistent with past practice;

                (f) any making of any loan, advance or capital contribution to or investment in any person other than loans, advances or capital contributions to or investments in the Subsidiary of HealthWeb made in the ordinary course of business consistent with past practice;

                (g) any change in any method of accounting or accounting practice by HealthWeb, except for any such change required by reason of a concurrent change in GAAP; or

                (h) any (i) grant of any severance or termination pay to any director, officer or employee of HealthWeb, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of HealthWeb, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of HealthWeb, in each case other than in the ordinary course of business consistent with past practice.

        2.9. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the HealthWeb Partners, threatened against or affecting, HealthWeb, its officers or directors, any Affiliate of HealthWeb, or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HealthWeb. Neither HealthWeb, its officers or directors, any Affiliate of HealthWeb, or any of their respective properties is subject to any order, writ, judgment, decree or injunction of any court or arbitrator or any governmental body, agency or official. Section 2.9 of the HealthWeb Disclosure Schedule contains a complete list of all claims filed against HealthWeb, or pending since January 1, 1996, together with a brief statement of the nature and amount of the claim, the court and jurisdiction in which the claim was brought, the resolution (if resolved), and the availability of insurance to cover the claim.

        2.10. TAXES. Except as set forth on Section 2.10 of the HealthWeb Disclosure Schedule, HealthWeb has filed all material Tax returns required to have been filed on or before the date hereof, and all Taxes shown to be due on such Tax returns have been timely paid. HealthWeb has not agreed in writing to waive any statute of limitations in respect of Taxes of HealthWeb. No issues that have been raised in writing by the relevant Taxing Authority in connection with the examination of such Tax returns are currently pending, except for any written notice of such issues the subject matter of which has either been substantially resolved or would otherwise not have a Material Adverse Effect on HealthWeb. The amounts provided for taxes on the HealthWeb Financial Statements are sufficient for the payment of all accrued and unpaid U.S. federal, state, provincial, or local taxes, interest, penalties, assessments and deficiencies for all periods prior to the dates of such balance sheets to the extent such taxes are obligations of HealthWeb. Section 2.10 of the HealthWeb Disclosure Schedule lists all unresolved audits, examinations, contests and proceedings (including written notices of intent to audit or examine) with respect to United States federal and state income Tax returns of HealthWeb for periods beginning on or after January 1, 1994.



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        2.11.   HEALTHWEB EMPLOYEE BENEFIT PLANS.

                (a) HealthWeb has made available to TriZetto and TAG correct and complete copies of all HealthWeb Employee Plans and HealthWeb Benefit Arrangements.

                (b) HealthWeb does not maintain and is not required to contribute to, any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), on behalf of any employee of HealthWeb other than a plan provided to TriZetto and TAG as described in Section 2.11(a). HealthWeb has made available to TriZetto and TAG, with respect to each of such plans correct and complete copies of (i) all plan documents, amendments and trust agreements, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, as filed and (iii) the current summary plan description.

                (c) HealthWeb does not contribute, and is not obligated to contribute, to any Multiemployer Plan with respect to employees of HealthWeb.

        2.12. BANKING AND FINDERS' FEES. There is and will be no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of, HealthWeb who might be entitled to any fee or commission from HealthWeb, TriZetto, TAG or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

        2.13.   ENVIRONMENTAL COMPLIANCE

                (a) HealthWeb and its Affiliates are in compliance with Environmental Laws, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect on HealthWeb.

                (b) Since January 1, 1996, neither HealthWeb nor any Affiliate has received any written notice regarding any violation of any Environmental Laws, or any HealthWeb Environmental Liabilities, including any investigatory, remedial or corrective obligations, relating to HealthWeb, its Affiliates or their respective facilities arising under Environmental Laws, except for any such written notice the subject matter of which has either been substantially resolved or would otherwise not reasonably be expected to have a Material Adverse Effect on HealthWeb.

                (c) Except as set forth in Section 2.13 of the HealthWeb Disclosure Schedule:

                        (i) HealthWeb or its Affiliates have not caused, and are not causing or threatening to cause, any disposals or releases of any Hazardous Material on or under any properties which it (A) leases, occupies or operates or (B) previously owned, leased, occupied or operated and, to the knowledge of the HealthWeb Partners, no such disposals or releases occurred prior to HealthWeb or its Affiliates having taken title to, or possession or operation of, any of such properties; and, to the knowledge of the HealthWeb Partners, no such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface waters after HealthWeb or its Affiliates have taken title to, or possession or operation of any such properties and, to the knowledge of HealthWeb, its Affiliates or the HealthWeb Partners, no such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface water prior to such time;

                        (ii) HealthWeb has neither (A) arranged for the disposal or treatment of Hazardous Material at any facility owned or operated by another person, or (B) accepted any Hazardous Material for transport to disposal or treatment facilities or other sites selected by HealthWeb or its Affiliates from which facilities or sites there has been a release or there is a release or threatened release of a Hazardous



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Material; any facility identified in Section 2.13(c)(ii)(A) was duly licensed in accordance with law and has not been listed in connection with the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) by the United States Environmental Protection Agency's Comprehensive Environmental Response, Compensation, and Liability Information System (CERCLIS) or National Priorities List (NPL) or any equivalent or like listing of sites under state or local law (whether for potential releases of substances listed in CERCLA or other substances);

                        (iii) HealthWeb, its Affiliates or the HealthWeb Partners have no actual knowledge of, or any reason to believe or suspect that, any release or threatened release of any Hazardous Material originating from a property other than those leased or operated by HealthWeb or its Affiliates have come to be (or may come to be) located on or under properties leased, occupied or operated by HealthWeb or its Affiliates;

                        (iv) HealthWeb or its Affiliates have never installed, used, buried or removed any surface impoundment or underground tank or vessel on properties owned, leased, occupied or operated by HealthWeb or its Affiliates;

                        (v) HealthWeb is and has been in compliance in all material respects with all federal, state, local or foreign laws, ordinances, regulations, permits, approvals and authorizations relating to air, water, industrial hygiene and worker health and safety, anti-pollution, hazardous or toxic wastes, materials or substances, pollutants or contaminants, and no condition exists on any of the real property owned by or used in the business of HealthWeb that would constitute a material violation of any such law or that constitutes or threatens to constitute a public or private nuisance; and

                        (vi) There has been no litigation, administrative proceedings or investigations or any other actions, claims, demands notices of potential responsibility or requests for information brought or, to the knowledge of HealthWeb, its Affiliates or the HealthWeb Partners, threatened against HealthWeb or its Affiliates or any settlement reached by any of them, with, any person or persons alleging the presence, disposal, release or threatened release of any Hazardous Material on, from or under any of such properties or as otherwise relating to potential environmental liabilities.

                (d) This Section 2.13 contains the sole and exclusive representations and warranties of HealthWeb and the HealthWeb Partners with respect to any Environmental, Health and Safety Matters, including, without limitation, any arising under any Environmental Laws.

        2.14. COLLECTIVE BARGAINING ARRANGEMENTS. HealthWeb is not a party to or bound by any employee collective bargaining agreement; HealthWeb is not a party to or affected by or, to the knowledge of HealthWeb or the HealthWeb Partners, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of HealthWeb.

        2.15. ACCOUNTS RECEIVABLE. The accounts receivable reflected on the HealthWeb Balance Sheet are owned free and clear by HealthWeb and are based on HealthWeb's reasonable judgment and its normal credit review procedures, business practices and GAAP, collectible in accordance with their terms in an amount not less than their aggregate book value. "Aggregate book value", for this purpose, shall mean the recorded amounts of such accounts receivable less any recorded allowance for doubtful accounts, trade allowances and return allowances, all as established in accordance with GAAP consistently applied.

        2.16. INVENTORIES. The consolidated inventories reflected on the HealthWeb Balance Sheet have been valued in accordance with GAAP consistently applied.



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        2.17.   INTERESTS IN REAL PROPERTY. Section 2.17 of the HealthWeb
Disclosure Schedule is the complete and correct list and brief description of all real property leased by HealthWeb on the Closing Date. HealthWeb does not own any real property. All real property leases to which HealthWeb is a party are valid and in full force and effect and are valid and binding on the parties thereto, assuming enforceability as to the parties other than HealthWeb, and HealthWeb is not in default of any material provision thereof. All improvements and fixtures made by or at the direction of HealthWeb on real properties leased by HealthWeb conform in all material respects to all applicable health, fire, safety, environmental, zoning and building laws and ordinances; and all materials, buildings, structures (or the space used by HealthWeb in such buildings or structures) and fixtures used by HealthWeb in the conduct of their businesses are in good operating condition and repair, ordinary wear and tear excepted, and are sufficient for the type and magnitude of their respective operations.

        2.18. PERSONAL PROPERTY. Except as set forth in Section 2.18 of the HealthWeb Disclosure Schedule, HealthWeb has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances and restrictions of any nature whatsoever to all inventory and receivables and to any item of machinery, equipment, or tangible personal property reflected on the HealthWeb Balance Sheet or used in the business by HealthWeb (regardless of whether reflected on the HealthWeb Balance Sheet). All the machinery, equipment and other tangible personal property used in the business by HealthWeb is in good operating condition and repair, normal wear and tear excepted. At the Closing Date, HealthWeb will possess all of the personal property wherever located used to conduct its business as conducted prior to the Closing.

        2.19. DIRECTORS AND OFFICERS. Section 2.19 of the HealthWeb Disclosure Schedule comprises a complete and correct list of all present officers, managers and members of HealthWeb.

        2.20. CERTAIN TRANSACTIONS. Except as set forth on Schedule 2.20 of the HealthWeb Disclosure Schedule, neither HealthWeb nor any of its respective Affiliates are presently a party to any agreement or arrangement with HealthWeb:
(i) providing for the furnishing of raw materials, products or services to or by, or (ii) providing for the sale or rental of real or personal property to or from, any such entity.

        2.21.   INTELLECTUAL PROPERTY; SOFTWARE; AND YEAR 2000 COMPLIANCE.

                2.21.1  INTELLECTUAL PROPERTY, SOFTWARE AND PRODUCTS.

                        (a) Section 2.21.1(a) of the HealthWeb Disclosure Schedule contains (a) a complete and correct list of all Intellectual Property, Software and Products relating to or used in the business or operations of the business of HealthWeb, and (b) a complete and correct list of all persons who have contributed to the creation or development of the Intellectual Property, Software and Products. Except as set forth in Section 2.21.1(a) of the HealthWeb Disclosure Schedule, no HealthWeb Partner, employee or contractor, nor any of their respective Affiliates, has any right, title or interest in or to any Intellectual Property, Software or Products.

                        (b) Except as set forth in Section 2.21.1(b) of the HealthWeb Disclosure Schedule, HealthWeb own all right, title and interest in and to all Intellectual Property and Software used in or necessary for the conduct of HealthWeb's business as presently conducted, including, without limitation, all Intellectual Property and Software developed or discovered in connection with or contained in or related to HealthWeb's Products, free and clear of all liens, mortgages, charges, pledges, claims and encumbrances (including without limitation any distribution rights and royalty rights). Except as disclosed in Section 2.21.1(b) of the HealthWeb Disclosure Schedules, all persons who have contributed to the creation or development of the Intellectual Property, Software and Products have executed an Assignment of Rights Agreement transferring any and all ownership rights to HealthWeb. None of the Products contain any codes or



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modules which have been created or developed by third parties. Such Intellectual
Property and Software constitutes all Intellectual Property and Software necessary for the conduct of its business in the manner conducted immediately prior to the Closing. To the knowledge of HealthWeb or the HealthWeb Partners, HealthWeb has not infringed nor is infringing upon any Intellectual Property or Software rights of others. Except as set forth in Section 2.21.1(b) of the HealthWeb Disclosure Schedules, HealthWeb has the exclusive right to use, sell, license and dispose of, and has the right to bring actions for infringement of all Intellectual Property, Software and Products used in connection with their business. To the best knowledge of the HealthWeb Partners, the Products do not include any Intellectual Property or Software that is in the public domain.

                        (c) Except as set forth in Section 2.21.1(c) of the HealthWeb Disclosure Schedule, no claims have been asserted against HealthWeb by any person challenging HealthWeb's use or distribution (including manufacture, marketing license, or sale) of any Product or products utilized by HealthWeb (including, without limitation, Third Party Technology), or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). To the best knowledge of HealthWeb, there is no valid basis for any claim of the type specified in this Section 2.21.1(c).

                        (d) Except as set forth in Section 2.21.1(d) of the HealthWeb Disclosure Schedule, HealthWeb has valid copyrights in all material copyrightable material whether or not registered with the U.S. copyright office, including all copyrights in the Products containing material copyrightable material. Consummation of the transactions contemplated hereby will not alter or impair the validity of any copyrights or copyright registrations.

                        (e) Except as set forth in Section 2.21.1(e) of the HealthWeb Disclosure Schedule: (i) no third party (including any OEM or site license customer) has any right to manufacture, reproduce, distribute, sell, sublicense, market or exploit any of the Products or any adaptations, translations, or derivative works based on the Products, or any portion thereof;
(ii) HealthWeb has not granted to any third party any exclusive rights of any kind with respect to any of the Products, including territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Products; and (iii) HealthWeb has not granted any third party any right to market any product utilizing any Product under any "private label" arrangements pursuant to which HealthWeb is not identified as the source of such goods. Each document or instrument identified pursuant to this Section is listed in Section 2.21.1(e) of the HealthWeb Disclosure Schedule and true and correct copies of such documents or instruments have been furnished to TriZetto. Except as set forth in Section 2.21.l(e) of the HealthWeb Disclosure Schedule, no third party has any right to manufacture, reproduce, distribute, sublicense, market or exploit any works or materials of which any of the Products are a derivative work.

                        (f) Except as set forth in Section 2.21.l(f) of the HealthWeb Disclosure Schedule, each of the Products: (i) substantially complies with all specifications set forth therefor in any contract, agreement, advertisement or other promotional material for such products and with all other warranty requirements, other than bugs or fixes required or expected in the ordinary course of business and not otherwise material to HealthWeb's business; and (ii) can be recreated from its associated source code and related documentation by reasonably experienced technical personnel without undue burden.

                        (g) HealthWeb has furnished TriZetto with all end user documentation relating to the use, maintenance or operation of each of the Products, all of which is true and accurate in all material respects.

                        (h) Except as set forth in Section 2.21.l(h) of the HealthWeb Disclosure Schedule, to the best knowledge of HealthWeb, no employee of HealthWeb is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with HealthWeb or any other party because of the nature of the business conducted by HealthWeb or proposed to be conducted by HealthWeb.

                        (i) Except as set forth in Section 2.21.1(i) of the HealthWeb Disclosure Schedule, no Third Party Technology is included in the Products.

                2.21.2  YEAR 2000 COMPLIANCE

                        (a)     Products and Services.

                                (i)     Except as set forth in Section 2.21.2(a)
of the HealthWeb Disclosure Schedule, to the HealthWeb Partners' knowledge, all of HealthWeb's products and services are Year 2000 Compliant in all material respects.

                                (ii)    Except as set forth in Section 2.21.2(a)
of the HealthWeb Disclosure Schedule, if HealthWeb is obligated to repair or replace products or services previously provided by HealthWeb that are not Year 2000 Compliant in order to meet HealthWeb's contractual obligations, to avoid personal injury or other liability, to avoid misrepresentation claims, or to satisfy any other obligations or requirements, to the HealthWeb Partners' knowledge HealthWeb has repaired or replaced those products and services to make them Year 2000 Compliant in all material respects.

                                (iii)   Except as set forth in Section 2.21.2(a)
of the HealthWeb Disclosure Schedule, HealthWeb has furnished TriZetto with true, correct and complete copies of any customer agreements and other materials and correspondence in which HealthWeb has furnished (or could be deemed to have furnished) assurances as to the performance and/or functionality of HealthWeb's products or services on or after January 1, 2000.

                        (b) Computer Software and Systems. Except as set forth in Section 2.21.2(b) of the HealthWeb Disclosure Schedule, to the HealthWeb Partners' knowledge, all of HealthWeb's software, systems and computer are Year 2000 Compliant in all material respects.

                        (c) Suppliers. Except as set forth in Section 2.21.2(c) of the HealthWeb Disclosure Schedule, to the HealthWeb Partners' knowledge, all vendors of products or services to HealthWeb, and their respective products, services and operations, are Year 2000 Complaint in all material respects. Except as set forth in Section 2.21.2(c) of the HealthWeb Disclosure Schedule, to the knowledge of the HealthWeb Partners after a reasonably diligent investigation, each such vendor will continue to furnish its products or services to HealthWeb, without interruption or material delay, on and after January 1, 2000.

        2.22. CONTRACTS. Section 2.22 of the HealthWeb Disclosure Schedule describes, and HealthWeb has caused to be delivered to TriZetto and TAG complete and correct copies of, all currently effective contracts to which HealthWeb is a party or by which HealthWeb or any of its respective properties or assets are bound which (i) involve the payment or receipt by HealthWeb of more than $25,000 over the remaining term of the contract; (ii) are financing documents, loan agreements or promissory notes; (iii) are otherwise material to the business of HealthWeb and are not for the purchase or sale of goods or services in the ordinary course of business; (iv) have a remaining term of more than one year from the date of this Agreement; or (v) are distributorship or other agreements relating to the marketing of products. HealthWeb and, to the knowledge of the HealthWeb Partners, all of the other parties to such agreements, are in compliance with all material provisions of all such agreements and, to the knowledge of the HealthWeb Partners, no fact exists which is, or with the passage of time could become, a default under any of the aforementioned agreements.

        2.23. INSURANCE AND BANKING FACILITIES. Section 2.23 of the HealthWeb Disclosure Schedule comprises a complete and correct list of (i) all contracts of insurance and indemnity of or relating to HealthWeb (except insurance related to employee benefits) in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual charge, coverage and expiration date); (ii) the names and locations of all banks in which HealthWeb has accounts; and (iii) the names of all persons authorized to draw on such accounts. All premiums and other payments due with respect to all contracts of insurance or indemnity in force at the date hereof have been or will be paid, and HealthWeb knows of no circumstance (including without limitation the consummation of the transaction contemplated by this Agreement) which has or might cause any such contract to be canceled or terminated.

        2.24. PERSONNEL. Section 2.24 of the HealthWeb Disclosure Schedule comprises a complete and correct list of, and HealthWeb has caused TriZetto to be furnished with complete and correct copies of (or, if not in writing, a description of the terms of), (i) all employment contracts, collective bargaining agreements, and all compensation plans, agreements, programs, practices, commitments or other arrangements of any type, including stock, bonus, profit sharing, incentive compensation, pension and retirement agreements respecting or affecting any employees of HealthWeb; and (ii) all insurance, health, medical, hospitalization, dependent care, severance, fringe or other employee benefit plans, agreements, programs, practices, commitments or other arrangements of any type in effect for employees of HealthWeb. Section 2.24 of the HealthWeb Disclosure Schedule includes a list of all employees of HealthWeb. HealthWeb has been and is in compliance with the terms of, and any laws or regulations applicable to, all such plans, agreements, practices, commitments or programs, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on HealthWeb.

        2.25. POWERS OF ATTORNEY AND SURETYSHIPS. HealthWeb does not have any powers of attorney outstanding (other than a power of attorney issued in the ordinary course of business with respect to tax matters or to customs agents and customs brokers), and, except for obligations as an endorser of negotiable instruments incurred in the ordinary course of business, HealthWeb does not have any obligations or liabilities (absolute or contingent) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise respecting the obligation of any other person.

        2.26. MINUTES AND PARTNERSHIP RECORDS. HealthWeb has caused TriZetto to be given access to complete and correct copies of the minute books and partnership records of HealthWeb. Such items contain a complete and correct record in all material respects of all proceedings and actions taken at all meetings of, and all actions taken by written consent by, the partnership of HealthWeb, and all original issuances and subsequent transfers and repurchases of the Interests of HealthWeb.

        2.27. INVESTMENT REPRESENTATIONS BY EACH HEALTHWEB PARTNER. Each HealthWeb Partner represents and warrants that:

                (a) He is acquiring the TriZetto Common Stock for his own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

                (b) He understands that (i) the shares of TriZetto Common Stock have not been registered under the Securities Act by reason of a specific exemption therefrom, that they must be held indefinitely, and that he must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (ii) the Shares and each certificate representing Shares will be endorsed with the following legend:

                "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO SEC RULE 144 OR RULE 144A OR THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT."

and (iii) TriZetto will instruct any transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied; provided, however, that no such opinion of counsel shall be necessary if the sale, transfer or assignment is made pursuant to SEC Rule 144 or Rule 144A and the transferor provides TriZetto with evidence reasonably satisfactory to TriZetto and TAG and its counsel that the proposed transaction satisfies the requirements of Rule 144 or Rule 144A.

                (c) He acknowledges that he is able to fend for himself, can bear the economic risk of the investment and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Shares.

                (d) He understands that the TriZetto Stock he is acquiring is characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the HealthWeb in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances, and he represents that he is familiar with SEC Rule 144 and Rule 144A, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

        2.28. FULL DISCLOSURE. All of the representations and warranties made by HealthWeb and the HealthWeb Partners in this Agreement, and all statements set forth in the certificates delivered by HealthWeb and the HealthWeb Partners at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.

                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF TRIZETTO AND TAG

        TriZetto, and TAG where applicable, represent and warrant to HealthWeb and the HealthWeb Partners that, except as set forth in TriZetto Disclosure
Schedule:

        3.1.    EXISTENCE AND POWER.

                (a) TriZetto is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on business as now conducted. TriZetto is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on TriZetto taken as a whole. TriZetto has delivered to HealthWeb true and complete copies of the Certificate of Incorporation and Bylaws of TriZetto as currently in effect.

                (b) TAG, a wholly-owned subsidiary of TriZetto, is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all limited liability company powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. TAG is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on TAG.

        3.2.    AUTHORIZATION.

                (a) TriZetto has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by TriZetto and is a legal, valid and binding obligation of TriZetto, enforceable against TriZetto, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                (b) TAG has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by TAG, and is a legal, valid and binding obligation of TAG enforceable against TAG in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        3.3. NON-CONTRAVENTION. The execution, delivery and performance by TriZetto and TAG of this Agreement and the consummation by TriZetto and TAG of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of TriZetto, (ii) contravene or conflict with TAG's Certificate of Formation or Operating Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to TriZetto or any Subsidiary of TriZetto, (iv) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of TriZetto or any Subsidiary of TriZetto or to a loss of any benefit to which TriZetto or any Subsidiary of TriZetto is entitled under any provision of any agreement, contract or other instrument binding upon TriZetto or any Subsidiary of TriZetto or any license, franchise, permit or other similar authorization held by TriZetto or any Subsidiary of TriZetto, or (v) result in the creation or imposition of any Lien on any asset of TriZetto or any Subsidiary of TriZetto, except, in the case of clauses (iii) through (v) above, as would not, individually or in the aggregate, have a Material Adverse Effect on TriZetto.

        3.4.    CAPITALIZATION.

                (a) The authorized capital stock of TriZetto consists of (a) 30,000,000 shares of common stock, $.001 par value (the "TriZetto Common Stock") and (b) 10,391,608 shares of preferred stock. As of January 31, 1999 there were outstanding: (i) 9,216,730 shares of TriZetto Common Stock $.001 par value, including all shares restricted under a compensation plan or arrangement of TriZetto, (ii) 4,545,454 shares of

TriZetto Series A Preferred Stock, (iii) warrants to purchase an aggregate of 162,595 shares of TriZetto Stock, and (iv) 1,329,128 outstanding options to purchase shares of TriZetto Common Stock.

                (b) All outstanding shares of capital stock of TriZetto have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.4 and except for changes since January 31, 1999 resulting from the exercise of employee stock options or warrants outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of TriZetto, (ii) no securities of TriZetto convertible into or exchangeable for shares of capital stock or voting securities of TriZetto, and (iii) no options or other rights to acquire from TriZetto, and no obligation of TriZetto to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of TriZetto (the items in clauses (i), (ii) and (iii) being referred to collectively as the "TriZetto Securities"). There are no outstanding obligations of TriZetto to repurchase, redeem or otherwise acquire any TriZetto Securities.

                (c) As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of TriZetto having the right to vote (or convertible into or exercisable for TriZetto Securities having the right to vote) on any matters on which stockholders of TriZetto may vote.

        3.5. TRIZETTO FINANCIAL STATEMENTS. TriZetto has delivered to HealthWeb its unaudited balance sheet as of December 31, 1997 (the "TriZetto Balance Sheet") and an unaudited Balance Sheet, Statement of Cash Flows and Statement of Operations for the twelve months ended December 31, 1998 (collectively, the "TriZetto Financial Statements"). The TriZetto Financial Statements present fairly, in all material respects, the financial condition and results of operations of TriZetto as of the dates and for the periods indicated therein, in conformity with GAAP applied on a consistent basis, subject to normal year-end audit adjustments (other than reserves for contingent liabilities, all of which are reflected in TriZetto Financial Statements), none of which are material.

        3.6. ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement or disclosed in Section 3.6 of TriZetto Disclosure Schedule since the date of TriZetto Balance Sheet TriZetto, has conducted its business in the ordinary course consistent with past practice and there has not been:

                (a) any event, occurrence or development of a state of circumstances or facts which has had a Material Adverse Effect on TriZetto (other than effects arising from or relating to conditions, including, without limitation, economic or political developments, applicable generally to the industry); or

                (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of TriZetto, or any repurchase, redemption or other acquisition by TriZetto or any such Subsidiary of TriZetto, except for any acquisition pursuant to employee compensation or other such plans of TriZetto;

                (c) any amendment of any term of any outstanding security of TriZetto or any Subsidiary of TriZetto;

                (d) any incurrence, assumption or guarantee by TriZetto or any Subsidiary of TriZetto of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practice;

                (e) any creation or assumption by TriZetto or any Subsidiary of TriZetto of any Lien on any material asset other than in the ordinary course of business consistent with past practice;

                (f) any making of any loan, advance or capital contribution to or investment in any person other than loans, advances or capital contributions to or investments in wholly owned Subsidiaries of TriZetto made in the ordinary course of business consistent with past practice;

                (g) any change in any method of accounting or accounting practice by TriZetto or any Subsidiary of TriZetto, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

                (h) any (i) grant of any severance or termination pay to any director, officer or employee of TriZetto or any Subsidiary of TriZetto, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of TriZetto or any Subsidiary of TriZetto, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements of TriZetto or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of TriZetto or any Subsidiary of TriZetto, in each case other than in the ordinary course of business consistent with past practice.

        3.7. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of TriZetto threatened against or affecting TriZetto or any Subsidiaries of TriZetto or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on TriZetto. Neither TriZetto, its officers and directors nor its Subsidiaries or any Affiliate of TriZetto, or any of their respective properties is subject to any order, writ, judgment, decree or injunction. Section 3.7 of the TriZetto Disclosure Schedule contains a complete list of all claims filed against TriZetto, or pending since January 1, 1996, together with a brief statement of the nature and amount of the claim, the court and jurisdiction in which the claim was brought, the resolution (if resolved), and the availability of insurance to cover the claim.

        3.8. TAXES. TriZetto and its Subsidiaries have filed all material Tax returns required to have been filed on or before the date hereof, and all Taxes shown to be due on such Tax returns have been timely paid. Neither TriZetto nor its Subsidiaries have agreed in writing to waive any statute of limitations in respect of Taxes of TriZetto or such Subsidiaries. No issues that have been raised in writing by the relevant taxing authority in connection with the examination of such Tax returns are currently pending, except for any written notice of such issues the subject matter of which has either been substantially resolved or would otherwise not have a Material Adverse Effect on TriZetto. The amounts provided for taxes on the TriZetto Financial Statements are sufficient for the payment of all accrued and unpaid U.S. federal, state, provincial, or local taxes, interest, penalties, assessments and deficiencies for all periods prior to the dates of such balance sheets to the extent such taxes are obligations of TriZetto and its Subsidiaries. Section 3.9 of the Disclosure Schedule lists all unresolved audits, examinations, contests and proceedings (including written notices of intent to audit or examine) with respect to United States federal, foreign and state income tax Returns of TriZetto for periods beginning on or after January 1, 1994.

        3.9.    TRIZETTO EMPLOYEE BENEFIT PLANS.

                (a) TriZetto has made available to HealthWeb correct and complete copies of all TriZetto Employee Benefit Plans and TriZetto Benefit Arrangements.

                (b) Neither TriZetto nor its Subsidiaries maintains, or is required to contribute to, any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA, or any similar foreign law, on behalf of any employee of TriZetto or its Subsidiaries other than a plan provided to HealthWeb as described in Section 3.9(a). TriZetto has made available to HealthWeb, with respect to each of such plans correct and complete copies of (i) all plan documents, amendments and trust agreements, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, as filed (or similar documents with respect to any foreign plans) and (iii) the current summary plan description.

                (c) TriZetto does not contribute, and is not obligated to contribute, to any Multiemployer Plan with respect to employees of TriZetto or its Subsidiaries.

                (d) TriZetto's 1998 Stock Option Plan is a "qualified plan" as defined by the Internal Revenue Code of 1986, as amended from time to time.

        3.10. BANKING AND FINDERS' FEES. There is and will be no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of TriZetto or any of its Subsidiaries who might be entitled to any fee or commission from TriZetto or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

        3.11.   ENVIRONMENTAL COMPLIANCE.

                (a) TriZetto and its Subsidiaries are in compliance with Environmental Laws, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect on TriZetto.

                (b) Since January 1, 1996, neither TriZetto nor any of its Subsidiaries has received any written notice regarding any violation of any Environmental Laws, or any TriZetto Environmental Liabilities, including any investigatory, remedial or corrective obligations, relating to TriZetto and TAG or its Subsidiaries or their respective facilities arising under Environmental Laws, except for any such written notice the subject matter of which has either been substantially resolved or would otherwise not reasonably be expected to have a Material Adverse Effect on TriZetto.

                (c) Except as set forth in Section 3.11 of the TriZetto Disclosure Schedule:

                        (i) TriZetto, its Subsidiaries or its Affiliates have not caused, and is not causing or threatening to cause, any disposals or releases of any Hazardous Material on or under any properties which it (A) leases, occupies or operates or (B) previously owned, leased, occupied or operated and to the knowledge of TriZetto no such disposals or releases occurred prior to TriZetto and TAG, its Subsidiaries or its Affiliates having taken title to, or possession or operation of, any of such properties; and, to the knowledge of TriZetto, such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface waters after TriZetto, its Subsidiaries or its Affiliates has taken title to, or possession or operation of any such properties and, to the knowledge of TriZetto, its Subsidiaries or its Affiliates, no such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface water prior to such time;

                        (ii) TriZetto, its Subsidiaries or its Affiliates have neither (A) arranged for the disposal or treatment of Hazardous Material at any facility owned or operated by another person, or (B) accepted any Hazardous Material for transport to disposal or treatment facilities or other sites selected by TriZetto, its Subsidiaries or its Affiliates from which facilities or sites there has been a release or there is a release or threatened release of a Hazardous Material; any facility identified in Section 3.11(c)(ii)(A) was duly licensed in accordance with law and has not been listed in connection with the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) by the United States Environmental Protection Agency's Comprehensive Environmental Response, Compensation, and Liability Information System (CERCLIS) or

National Priorities List (NPL) or any equivalent or like listing of sites under state or local law (whether for potential releases of substances listed in CERCLA or other substances).

                        (iii) TriZetto, its Subsidiaries or its Affiliates have no actual knowledge of, or any reason to believe or suspect that, any release or threatened release of any Hazardous Material originating from a property other than those leased or operated by TriZetto, its Subsidiaries or its Affiliates has come to be (or may come to be) located on or under properties leased, occupied or operated by TriZetto, its Subsidiaries or its Affiliates;

                        (iv) TriZetto, its Subsidiaries or its Affiliates have never installed, used, buried or removed any surface impoundment or underground tank or vessel on properties owned, leased, occupied or operated by TriZetto, its Subsidiaries or its Affiliates;

                        (v) TriZetto and its Subsidiary are and have been in compliance in all material respects for the last three years with all federal, state, local or foreign laws, ordinances, regulations, permits, approvals and authorizations relating to air, water, industrial hygiene and worker health and safety, anti-pollution, hazardous or toxic wastes, materials or substances, pollutants or contaminants, and no condition exists on any of the real property owned by or used in the business of TriZetto or its Subsidiaries that would constitute a material violation of any such law or that constitutes or threatens to constitute a public or private nuisance; and

                        (vi) There has been no litigation, administrative proceedings or investigations or any other actions, claims, demands notices of potential responsibility or requests for information brought or, to the knowledge of TriZetto, its Subsidiaries or its Affiliates, threatened against TriZetto, its Subsidiaries or its Affiliates or any settlement reached by any of them, with, any person or persons alleging the presence, disposal, release or threatened release of any Hazardous Material on, from or under any of such properties or as otherwise relating to potential environmental liabilities.

                (d) This Section 3.11 contains the sole and exclusive representations and warranties of TriZetto and its Subsidiaries with respect to any Environmental, Health and Safety Matters, including, without limitation, any arising under any Environmental Laws.

        3.12. INVESTMENT INTENT. The HealthWeb Interests to be acquired by TriZetto and TAG are being and will be acquired by TriZetto and TAG for their own accounts for investment and not with any present intention to distribute.

        3.13.   INTELLECTUAL PROPERTY; SOFTWARE; YEAR 2000 COMPLIANCE.

                3.13.1  INTELLECTUAL PROPERTY, SOFTWARE AND PRODUCTS.

                        (a) Section 3.13.1(a) of the TriZetto Disclosure Schedule contains (a) a complete and correct list of all Intellectual Property, Software and products relating to or used in the business or operations of the business of TriZetto and its Subsidiaries, and (b) a complete and correct list of all persons who have contributed to the creation or development of the Intellectual Property, Software and products. Except as set forth in Section 3.13.1(a) of the TriZetto Disclosure Schedule, no TriZetto stockholder, employee or contractor, nor any of their respective Affiliates, has any right, title or interest in or to any Intellectual Property, Software or products.

                        (b) Except as set forth in Section 3.13.1(b) of the TriZetto Disclosure Schedule, TriZetto and its Subsidiaries own all right, title and interest in and to all Intellectual Property and Software used in or necessary for the conduct of TriZetto's and its Subsidiaries' businesses as presently conducted, including, without limitation, all Intellectual Property and Software developed or discovered in connection with or contained in or related to TriZetto's or its Subsidiaries' products, free and clear of all liens, mortgages, charges, pledges, claims and encumbrances (including without limitation any distribution rights and royalty rights). Except as disclosed in Section 3.13.1(b) of the TriZetto Disclosure Schedules, all persons who have contributed to the creation or development of the Intellectual Property, Software and products have executed an Assignment of Rights Agreement or similar document transferring any and all ownership rights to TriZetto. None of the products contain any codes or modules which have been created or developed by third parties. Such Intellectual Property and Software constitutes all Intellectual Property and Software necessary for the conduct of its business in the manner conducted immediately prior to the Closing. To the knowledge of TriZetto neither TriZetto nor its Subsidiaries have infringed nor are infringing upon any Intellectual Property or Software rights of others. Except as set forth in Section 3.13.1(b) of the TriZetto Disclosure Schedules, TriZetto and its Subsidiaries have the exclusive right to use, sell, license and dispose of, and has the right to bring actions for infringement of all Intellectual Property, Software and products used in the connection with their businesses. To the best knowledge of TriZetto, the products do not include any Intellectual Property or Software that is in the public domain.

                        (c) Except as set forth in Section 3.13.1(c) of the TriZetto Disclosure Schedule, no claims have been asserted against TriZetto or its Subsidiaries by any person challenging TriZetto's or its Subsidiaries' use or distribution (including manufacture, marketing license, or sale) of any product or products utilized by TriZetto or its Subsidiaries (including, without limitation, Third Party Technology), or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). To the best knowledge of TriZetto, there is no valid basis for any claim of the type specified in this
Section 3.13.1(c).

                        (d) Except as set forth in Section 3.13.1(d) of the TriZetto Disclosure Schedule, TriZetto or its Subsidiaries have valid copyrights in all material copyrightable material whether or not registered with the U.S. copyright office, including all copyrights in the products containing material copyrightable material. Consummation of the transactions contemplated hereby will not alter or impair the validity of any copyrights or copyright registrations.

                        (e) Except as set forth in Section 3.13.1(e) of the TriZetto Disclosure Schedule: (i) no third party (including any OEM or site license customer) has any right to manufacture, reproduce, distribute, sell, sublicense, market or exploit any of the products or any adaptations, translations, or derivative works based on the products, or any portion thereof;
(ii) TriZetto or its Subsidiaries have not granted to any third party any exclusive rights of any kind with respect to any of the products, including territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the products; and (iii) TriZetto or its Subsidiaries have not granted any third party any right to market any product utilizing any product under any "private label" arrangements pursuant to which TriZetto or its Subsidiaries have not identified as the source of such goods. Each document or instrument identified pursuant to this Section is listed in Section 3.13.1(e) of the TriZetto Disclosure Schedule and true and correct copies of such documents or instruments have been furnished to HealthWeb. Except as set forth in Section 3.13.1(e) of the TriZetto Disclosure Schedule, no third party has any right to manufacture, reproduce, distribute, sublicense, market or exploit any works or materials of which any of the products are a derivative work.

                        (f) Except as set forth in Section 3.13.1(f) of the TriZetto Disclosure Schedule, each of the products: (i) substantially complies with all specifications set forth therefor in any contract, agreement, advertisement or other promotional material for such products and with all other warranty requirements, other than bugs or fixes required or expected in the ordinary course of business and not otherwise material to TriZetto's business; and (ii) can be recreated from its associated source code and related documentation by reasonably experienced technical personnel without undue burden.

                        (g) TriZetto has furnished CBS with all end user documentation relating to the use, maintenance or operation of each of the products, all of which is true and accurate in all material respects.

                        (h) Except as set forth in Section 3.13.1(h) of the TriZetto Disclosure Schedule, to the best knowledge of TriZetto, no employee of TriZetto is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with TriZetto or any other party because of the nature of the business conducted by TriZetto or proposed to be conducted by TriZetto.

                        (i) Except as set forth in Section 3.13.1(i) of the TriZetto Disclosure Schedule, no Third Party Technology is included in the products.

                3.13.2  YEAR 2000 COMPLIANCE.

                        (a)     Products and Services.

                                (i)     Except as set forth in Section 3.13.2(a)
of the TriZetto Disclosure Schedule, to the TriZetto Stockholders knowledge, all of TriZetto's products and services and its Subsidiaries' products and services are Year 2000 Compliant in all material respects.

                                (ii)    Except as set forth in Section 3.13.2(a)
of the TriZetto Disclosure Schedule, if TriZetto is obligated to repair or replace products or services previously provided by TriZetto that are not Year 2000 Compliant in order to meet TriZetto's contractual obligations, to avoid personal injury or other liability, to avoid misrepresentation claims, or to satisfy any other obligations or requirements, to the TriZetto Stockholders knowledge TriZetto has repaired or replaced those products and services to make them Year 2000 Compliant in all material respects.

                                (iii)   Except as set forth in Section 3.13.2(a)
of the TriZetto Disclosure Schedule, TriZetto has furnished CBS with true, correct and complete copies of any customer agreements and other materials and correspondence in which TriZetto has furnished (or could be deemed to have furnished) assurances as to the performance and/or functionality of TriZetto's products or services and its Subsidiaries' on or after January 1, 2000.

                        (b) Computer Software and Systems. Except as set forth in Section 3.13.2(b) of the TriZetto Disclosure Schedule, to the TriZetto knowledge, all of TriZetto's software and systems and its Subsidiaries' computers are Year 2000 Compliant in all material respects.

                        (c) Suppliers. Except as set forth in Section 3.13.2(c) of the TriZetto Disclosure Schedule, to TriZetto's knowledge, all vendors of products or services to TriZetto and its Subsidiaries, and their respective products, services and operations, are Year 2000 Complaint in all material respects. Except as set forth in Section 3.13.2(c) of the TriZetto Disclosure Schedule, to the knowledge of TriZetto after a reasonably diligent investigation, each such vendor will continue to furnish its products or services to TriZetto and its Subsidiaries, without interruption or material delay, on and after January 1, 2000.

        3.14. COMPLIANCE WITH LAW AND OTHER INSTRUMENTS. TriZetto holds all material licenses, permits and authorizations necessary for the lawful conduct of its business as now being conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its respect operations, and there are no material violations or, to the knowledge of TriZetto, claimed violations by TriZetto of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation, except where such violations would not have a Material Adverse Effect on TriZetto.

        3.15. FULL DISCLOSURE. All of the representations and warranties made by TriZetto in this Agreement, and all statements set forth in the certificates delivered by TriZetto at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.


                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

        4.1 FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

        4.2. PUBLIC ANNOUNCEMENTS. TriZetto, TAG and HealthWeb shall consult with each other before issuing any press release with respect to this Agreement, and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld.

        4.3. TRANSFER TAXES. TriZetto and HealthWeb shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Closing. TriZetto and HealthWeb agree that HealthWeb will pay any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the transfer of the Interests pursuant to this Agreement (collectively, "Transfer Taxes"), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Interests other than as a result of this Agreement, and any penalties or interest with respect to the Transfer Taxes. HealthWeb agrees to cooperate with TriZetto in the filing of any returns with respect to the Transfer Taxes.


                                    ARTICLE V
                                 INDEMNIFICATION

        5.1.    INDEMNIFICATION OF TRIZETTO.

                (a) Subject to the limitations contained in this Article V, the HealthWeb Partners shall, jointly and severally, on a pro rata basis, defend, indemnify and hold harmless TriZetto, TAG, its officers, directors, stockholders, employees, attorneys, accountants and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys' fees ("Claims and Liabilities") with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by HealthWeb or a HealthWeb Partner in this Agreement;
(ii) the breach of any covenant or agreement made by HealthWeb or a HealthWeb Partner in this Agreement; or (iii) relating to the Separation Agreement entered into on December 14, 1998 by and between HealthWeb and Milan E. Chovan, Jr.

                (b) With respect to Subsection 5.1(a), the HealthWeb Partners shall be liable to TriZetto and TAG for any Claims and Liabilities only if the aggregate amount of all Claims and Liabilities, when combined with the Claims and Liabilities pursuant to Article V of that certain Stock Purchase Agreement dated concurrently herewith, exceeds $50,000 (the "Basket Amount"), in which case the HealthWeb Partners shall be obligated to indemnify TriZetto for all such Claims and Liabilities without regard to the Basket Amount. Further, the HealthWeb Partners' aggregate liability under Subsection 5.1(a) (other than with respect to any intentional or willful breach or failure to perform) shall in no event exceed the aggregate amount of consideration placed in the Escrow Account plus the Promissory Notes and cash issued or paid hereunder.

                (c) The indemnification obligations of the HealthWeb Partners under this Section 5.1 shall first be satisfied by an offset to the Promissory Note and second, out of the Escrow Account. Thereafter, TriZetto and TAG shall have recourse against the HealthWeb Partners under this Section 5.1 subject to the limitations set forth in Section 5.1(b).

        5.2 LIMITATIONS. Anything to the contrary notwithstanding, TriZetto and TAG shall not be indemnified and held harmless in respect of any Claims and Liabilities which are (a) covered by insurance owned by HealthWeb, to the extent that any net loss is reduced by such insurance, or (b) satisfied out of the proceeds of the Escrow Account to the extent that any net loss is reduced by such proceeds.

        5.3 INDEMNIFICATION OF HEALTHWEB. TriZetto and TAG shall defend, indemnify and hold harmless the HealthWeb Partners against and in respect to all Claims and Liabilities with respect to or arising from (i) breach of any warranty or any inaccuracy of any representation made by TriZetto and TAG, or
(ii) breach of any covenant or agreement made by TriZetto and TAG in this Agreement.

        5.4 CLAIMS PROCEDURE. Promptly after the receipt by any indemnified party (the "Indemnitee") of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the "Indemnifying Party") pursuant to this Article V, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of his or its indemnification obligations contained in this Article V, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at his or its own expense and by his or its own counsel, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that, as a result of an existing or prospective business relationship between TriZetto or any of its Subsidiaries on the one hand and any other party or parties to such claim on the other hand, or as a result of other reasonable circumstances, there is a reasonable probability that a claim may materially and adversely affect him or it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article V, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which should not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the

Indemnitee. In any event, the Indemnitee, such Indemnifying Party and his or its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee's own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article V to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee's failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of his or its indemnification obligations contained in this Article V, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee; provided, however, that if the Indemnitee shall fail to consent to the settlement of such a claim by the Indemnifying Party, which settlement (i) the claimant has indicated it will accept, and (ii) includes an unconditional release of the Indemnitee and its affiliates by the claimant and imposes no material restrictions on the future activities of the Indemnitee and its affiliates, the Indemnifying Party shall have no liability with respect to any payment required to be made to such claimant in respect of such claim in excess of the proposed amount of settlement. If the Indemnitee is defending the claim as set forth above, the Indemnitee shall have the right to settle or compromise any claim against it after consultation with, but without the prior approval of, any Indemnifying Party, which should not be unreasonably withheld, provided, however, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee.

        5.5 TREATMENT OF INDEMNITY PAYMENTS. Any payment made to TriZetto and TAG pursuant to this Article V or the Escrow Agreement shall be treated as a reduction in the consideration paid by TriZetto in connection with this Agreement.

        5.6     SOLE REMEDY. After the Closing, the rights set forth in this
Article V shall be each party's sole and exclusive remedies against the other party thereto for misrepresentations or breaches of covenants contained in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.


                                   ARTICLE VI
                              CONDITIONS TO CLOSING

        6.1. CONDITIONS TO OBLIGATION OF EACH PARTY TO CLOSE THE TRANSACTION. The respective obligations of each party to close the transaction shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                (a) NO INJUNCTIONS. No temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing the consummation of the transaction shall be in effect.

                (b) ESCROW AGREEMENT. The Escrow Agreement in the form of Exhibit B shall have been entered into by TriZetto, Banker's Trust, and each of the HealthWeb Partners.

                (c) RESTRICTED STOCK AGREEMENT. The Restricted Stock Agreement in the form of Exhibit G shall have been entered into by TriZetto and each of Cohen and Smith. The Company represents that each of the Company's employee shareholders have executed a form of Restricted Stock Agreement which contains identical provisions relating to the right of first refusal and termination.

        6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF TRIZETTO AND TAG. The obligations of TriZetto and TAG to close the transaction are also subject to the following conditions:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of HealthWeb and the HealthWeb Partners contained in this Agreement shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of the Closing and TriZetto shall have received a certificate to such effect signed by the President and the Chief Financial Officer of HealthWeb and the HealthWeb Partners;

                (b) AGREEMENTS AND COVENANTS. HealthWeb and the HealthWeb Partners shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing and TriZetto shall have received a certificate to such effect signed by the President and Chief Financial Officer of HealthWeb and the HealthWeb Partners; and

                (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by HealthWeb for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by HealthWeb.

                (d) OPINION OF COUNSEL. TriZetto shall have received the opinion of McGuire, Woods, Battle & Boothe LLP, and Locke Liddell & Sapp LLP counsel to HealthWeb, dated as of the Closing, in the form attached hereto as Exhibit E.

                (e) EMPLOYMENT AGREEMENT. At the Closing, TriZetto shall have entered into an employment agreement with Jeffrey Cohen on the terms of the form of employment agreement as set forth as Exhibit C substantially hereto (the "Employment Agreement").

                (f) NON-COMPETITION AGREEMENT. At the Closing, TriZetto shall have entered into a non-competition agreement with each of Jeffrey Cohen and David S. Smith on substantially the terms of the form of non-competition agreement as set forth as Exhibit D hereto (the "Non-Competition Agreement").

                (g) INTELLECTUAL PROPERTY RIGHTS. HealthWeb shall deliver to TriZetto and TAG evidence that HealthWeb possesses all intellectual property rights and software rights, including but not limited to copies of all software licenses and executed assignments of rights as executed by each consultant or employee who assisted in its development.

                (h) PAYMENT ON INDEBTEDNESS. Each HealthWeb Partner shall have paid off his indebtedness to HealthWeb, including accrued interest, and HealthWeb shall have delivered evidence thereto to TriZetto and TAG.

                (i) CBS shall have paid off the Promissory Note issued to Neal Rapoport on October 15, 1997 and cancelled the HealthWeb Interests which are held by Neal Rapoport as collateral thereunder. TriZetto shall be entitled to deduct the payoff amount from the cash consideration paid hereunder.

                (j) Dennis Cannelis, Lawrence Holbrook and John Boldt shall have executed an Assignment of Rights Agreement in the form of Exhibit H.

        6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF HEALTHWEB. The obligation of HealthWeb and the HealthWeb Partners to close the transaction is also subject to the following conditions:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of TriZetto and TAG contained in this Agreement shall be true and correct in all respects on and as of the Closing, with the same force and effect as if made on and as of the Closing and HealthWeb shall have received a certificate to such effect signed by the President and the Chief Financial Officer of TriZetto;

                (b) AGREEMENTS AND COVENANTS. TriZetto and TAG shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing and HealthWeb shall have received a certificate to such effect signed by the President and the Chief Financial Officer of TriZetto;

                (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by TriZetto and TAG for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by TriZetto and TAG, except where the failure to receive such consents, etc. would not reasonably be expected to have a Material Adverse Effect on TriZetto and TAG.

                (d) OPINION OF COUNSEL. HealthWeb shall have received the opinion of Stradling Yocca Carlson & Rauth, counsel to TriZetto and TAG, dated as of the Closing, in the form attached hereto as Exhibit F.

                (e) ISSUANCE OF OPTIONS. Each of Cohen and Smith shall have received options to purchase shares of TriZetto in accordance with his respective employment agreement.


                                   ARTICLE VII
                                   TERMINATION

        7.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing, notwithstanding the approval thereof by HealthWeb Partners:

                (a) by mutual written consent duly authorized by the Board of Directors of TriZetto or by the HealthWeb Partners; or

                (b) by the Board of Directors of TriZetto if any condition to the obligation of TriZetto under this Agreement to be complied with or performed by HealthWeb at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by TriZetto;

                (c) by the HealthWeb Partners if any condition to the obligation of HealthWeb under this Agreement to be complied with or performed by TriZetto at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by HealthWeb; or

               (d) by either TriZetto or HealthWeb if the Closing shall not have been consummated by February 28, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).

        7.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Article VII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, stockholders or Affiliates except (i) as set forth in
Article VII and Section 7.1 hereof, and (ii) that, except as otherwise provided in Article VII, nothing herein shall relieve any party from liability for any breach by such party except as set forth in Section 7.3 hereof.

        7.3.    FEES AND EXPENSES.

                (a) Except as set forth in this Article VII, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated. Without limiting the generality of the foregoing, the HealthWeb Partners will pay, on a pro rata basis according to their ownership of Interests, all of the fees and expenses incurred in connection with the transactions contemplated by this Agreement for HealthWeb and the HealthWeb Partners' legal, financial and accounting advisors, including, without limitation, Stanford Keene, and Fennebresque, Clark, Swindell & Hay, and McGuire, Woods, Battle & Boothe, LLP and Locke Liddell & Sapp LLP.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

        8.1. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; DISCLOSURES.

                (a) The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and shall continue in full force and effect for a period of two (2) years following the Closing except for Section 2.5, Section 2.13, Section 3.4 and
Section 3.11 which shall survive until the expiration of the applicable statute of limitations (as the same may be extended from time to time). The covenants and agreements of the parties contained in this Agreement shall survive the Closing unless and until they are otherwise terminated pursuant to their terms as a matter of applicable laws.

                (b) Notwithstanding any other provision in this Agreement to the contrary, any disclosure made with reference to one or more sections of the HealthWeb Disclosure Schedule or the TriZetto Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant.

        8.2. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

                (a)     If to TriZetto or TAG

                                 The TriZetto Group, Inc.
                                 567 San Nicolas Drive, Suite 360
                                 Newport Beach, California 92660
                                 Attn: Brian Karr
                                 Ph: (949) 718-4940

                        with a copy to:

                                 Stradling Yocca Carlson & Rauth
                                 660 Newport Center Drive, Suite 1600
                                 Newport Beach, California 92660
                                 Attn: K.C. Schaaf, Esq.
                                 Ph: (949) 725-4155

                (b)     If to HealthWeb or the HealthWeb Partners

                                 HealthWeb Systems, Ltd.
                                 8402 Sterling, Suite 202
                                 Irving, TX 76053
                                 Ph: (888) 229-4567

                        with a copy to:

                                 McGuire, Woods, Battle & Boothe, LLP
                                 Bank of America Corporate Center Suite 2900
                                 100 North Tryon Street
                                 Charlotte, North Carolina 28202-4011
                                 Attn: Stephen J. Manzano
                                 Ph: (704) 338-4725

        8.3. CERTAIN DEFINITIONS. The following terms, as used herein, have the following meanings:

                "Affiliate" shall mean any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity, or person directly or indirectly controlling, controlled by or under common control with HealthWeb, including all officers and directors of HealthWeb.

                "Agreement" shall have the meaning as set forth in the Preamble.

                "Claims and Liabilities" shall have the meaning as set forth in
        Section 5.1 of the Agreement.

                "Closing" shall have the meaning as set forth in Section 1.2 of the Agreement.

                "Environmental Laws" mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Materials or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Materials or wastes or the clean-up or other remediation thereof.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                "Escrow" shall have the meaning as set forth in Section 1.4 of the Agreement.

                "Escrow Agreement" shall have the meaning set forth in Section
        1.4 of the Agreement.

                "Escrow Shares" shall have the meaning set forth in Section 1.4 of the Agreement.

                "GAAP" shall have the meaning as set forth in Section 2.7 of the Agreement.

                "Hazardous Material" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

                "HealthWeb" shall have the meaning as set forth in the Preamble.

                "HealthWeb Balance Sheet" shall have the meaning as set forth in
        Section 2.7 of the Agreement.

                "HealthWeb Benefit Arrangement" means any employment, severance or similar contract or arrangement whether or not written or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not a HealthWeb Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by HealthWeb and (iii) covers any employee or former employee of HealthWeb.

                "HealthWeb Disclosure Schedule" shall mean the written disclosure schedule delivered on or prior to the date hereof by HealthWeb to TriZetto and TAG.

                "HealthWeb Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by HealthWeb and (iii) covers any employee or former employee of HealthWeb.

                "HealthWeb Environmental Liabilities" mean any and all liabilities of or relating to HealthWeb, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Time.

                "HealthWeb Option" means any option granted, whether exercisable or not exercisable and not exercised or expired, to a current or former employee, director, consultant, advisor or independent contractor of HealthWeb or any predecessor thereof to purchase Shares pursuant to HealthWeb's Option Plan (as defined below).

                "HealthWeb Partner" shall have the meaning as set forth in the Preamble.

                "Intellectual Property" means patents, patent applications, patent licenses, copyrights, copyright licenses, trademarks, trademark applications and trademark licenses, trade names, service marks, service names, licenses, trade secrets and any other know-how or intellectual property rights, and rights in any thereof (insofar as it is practical to list or describe such rights).

                "Interests" shall have the meaning as set forth in Section 1.1.

                "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

                "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or liabilities of such Person and its Subsidiaries taken as a whole.

                "Multiemployer Plan" means each HealthWeb Employee Arrangement or each TriZetto Employee Arrangement, as the case may be, that is a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, or any similar foreign law or regulation.

                "Person" means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                "Products" means the Remedy Software, Respond Software, Live-Doc Software, Care Line Software, Directory Studio, Managed Care Information System and all related products, including any Intellectual Property related thereto.

                "Software" means software programs and rights in any thereof (insofar as it is practical to list or describe such rights).

                "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

                "TAG" shall have the meaning as set forth in the Preamble.

                "Taxes" shall mean all income, gross receipts, sales, transfer, use, employment, franchise, profits, property and other taxes, fees, stamp taxes and duties, assessments, and charges of any kind whatsoever (whether payable directly or by withholding), together with any interest thereof and any penalties, additions to tax or additional amounts imposed by any Taxing Authority.

                "Taxing Authority" shall mean any governmental authority responsible for the imposition of Taxes.

                "Third Party Licenses" means all licenses and other agreements with third parties relating to any Intellectual Property or products that HealthWeb is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into products marketed and distributed by HealthWeb.

                "Third Party Technology" means all Intellectual Property and products owned by third parties and licensed pursuant to Third Party Licenses.

                "Transfer Taxes" shall have the meaning as set forth in Section
        4.3 of this Agreement.

                "TriZetto" shall have the meaning as set forth in the Preamble.

                "TriZetto Balance Sheet" shall have the meaning as set forth in
        Section 3.5 of the Agreement.

                "TriZetto Benefit Arrangement" means any employment, severance or similar contract or arrangement whether or not written or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not a TriZetto Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by TriZetto or any of its Subsidiaries and (iii) covers any employee or former employee employed in the United States.

                "TriZetto Common Stock" shall have the meaning set forth in
        Section 1.1(b) of the Agreement.

                "TriZetto Disclosure Schedule" shall mean the written disclosure schedule delivered on or prior to the date hereof by TriZetto to HealthWeb that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

                "TriZetto Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by TriZetto or any of its Subsidiaries and (iii) covers any employee or former employee of TriZetto.

                "TriZetto Environmental Liabilities" means any and all liabilities of or relating to TriZetto and TAG or any of its Subsidiaries, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing.

                "TriZetto Financial Statements" shall have the meaning as set forth in Section 3.5 of the Agreement.

                "Year 2000 Compliant" means that (1) the products, services, or other item(s) at issue accurately process, provide and/or receive all date/time data (including calculating, comparing, sequencing, processing and outputting) within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (2) neither the performance nor the functionality of the company's provision of the products, services, and other item(s) at issue will be affected by any dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other item(s) at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate single century and multi-century formulae and date/time values before, on, after, and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999, and 2000. In particular, but without limitation, (i) no value for current date/time will cause any error, interruption, or decreased performance in or for such product(s), service(s), and other item(s),
        (ii) all manipulations of date and time related data (including calculating, comparing, sequencing, processing, and outputting) will produce correct results for all valid dates and times when used independently or in combination with other products, services, and/or items, (iii) date/time elements in interfaces and data storage will specify the century to eliminate date ambiguity without human intervention, including leap year calculations, (iv) where any date/time element is represented without a century, the correct century will be unambiguous for all manipulations involving that element, (v) authorization codes, passwords, and zaps (purge functions) will function normally and in the same manner during, prior to, on and after January 1, 2000, including the manner in which they function with respect to expiration dates and CPU serial numbers, and (vi) the company's supply of the product(s), service(s), and other item(s) will not be interrupted, delayed, decreased, or otherwise affected by the advent of the year 2000.

        8.4. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        8.5. WAIVER. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

        8.6. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in an acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

        8.8. ENTIRE AGREEMENT. This Agreement (inclusive of HealthWeb Disclosure Schedule and TriZetto Disclosure Schedule) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

        8.9. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

        8.10. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 5.6 (which is intended to be for the benefit of the Indemnified Parties and the others specifically referenced therein as beneficiaries of the agreements contained in Section 5.6, and may be enforced by such Indemnified Parties and other persons).

        8.11. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        8.12. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed and fully performed within the State of California.

        8.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have caused this Partnership Interests Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        THE TRIZETTO GROUP, INC.,
                                        a Delaware corporation


                                        By: [Signature Illegible]
                                           -------------------------------------
                                        Name: [Illegible]
                                           -------------------------------------
                                        Title:
                                           -------------------------------------


                                        TRIZETTO ACQUISITION GROUP, LLC,
                                        a Delaware limited liability company


                                        By: [Signature Illegible]
                                           -------------------------------------
                                        Name: [Illegible]
                                           -------------------------------------
                                        Title: President & CFO & Treasurer
                                           -------------------------------------


                                        HEALTHWEB PARTNERS


                                        HEALTHWEB GENERAL PARTNER, INC.,
                                        a Texas corporation


                                        By: /s/ Dennis Cannelis
                                           -------------------------------------
                                        Name: Dennis Cannelis
                                           -------------------------------------
                                        Title: CEO
                                           -------------------------------------



                                        /s/ Jeffrey Cohen
                                        ----------------------------------------
                                            Jeffrey Cohen



                                        /s/ David S. Smith
                                        ----------------------------------------
                                            David S. Smith